Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 29, 2013, relating to (1) the 2012 consolidated financial statements and the retrospective adjustments to the 2011 and 2010 financial statement disclosures of DHT Holdings, Inc. and (2) the effectiveness of DHT Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of DHT Holdings, Inc. for the year ended December 31, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte AS
Deloitte AS
Oslo, Norway
December 19, 2013